Exhibit 99.4

Corporate & Investment Banking
BofA Securities, Inc
One Bryant Park, New York, NY 10036

March 31, 2023

Board of Directors
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 22, 2023, to the Board of Directors of Evoqua Water Technologies Corp. (“Evoqua”) a s Annex C to, a nd to the reference thereto under the headings “SUMMARY — Opinions of Evoqua’s Financial Advisors,” “RISK FACTORS – Risks Relating to the Merger,” a nd “THE MERGER — Background of the Merger; Recommendation of the Evoqua Board a nd its Rea sons for the Merger; Opinions of Evoqua’s Financial Advisors; Certain Unaudited Forecasted Fina ncial Information” in, the joint proxy sta tement/prospectus rela ting to the proposed merger involving Evoqua a nd Xylem Inc. (“Xylem”), which joint proxy sta tement/prospectus forms a part of Xylem’s Registra tion Statement on Form S-4 (the “Registration Statement”) to which this consent is filed a s a n exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities a nd Exchange Commission (the “Commission”) promulga ted thereunder, or (2) tha t we a re experts with respect to any part of the Registra tion Sta tement within the meaning of the term “experts” a s used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation